                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 OWENS CORNING
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                           Notice of Annual Meeting
                                of Stockholders
                              and Proxy Statement

                                     Time:
                           Thursday, April 17, 1997
                                    2 P.M.

                                    Place:
                       Owens Corning World Headquarters
                           One Owens Corning Parkway
                                 Toledo, Ohio

                                    [LOGO]

                             System Thinking (TM)

                                 OWENS CORNING

     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 17, 1997

  The annual meeting of stockholders of OWENS CORNING will be held at Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio, on Thursday, April 17, 1997 at 2:00 o'clock P.M.

  The meeting will be held for the following purposes:

  1. To elect four directors to serve until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified;

  2. To consider a proposal to approve amendment of the Certificate of Incorporation to increase the maximum size of the Board of Directors to fourteen persons;

  3. To consider a proposal to approve amendments to the 1987 Stock Plan for Directors;

  4. To consider a proposal to approve the action of the Board of Directors in selecting Arthur Andersen LLP as independent public accountants for the year 1997; and

  5. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on February 19, 1997 are entitled to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available at the offices of Owens Corning, Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio, for a period of at least ten days prior to the meeting.

                                          By Order of the Board of Directors,

                                          CHRISTIAN L. CAMPBELL
                                               Secretary

Toledo, Ohio
March 20, 1997


  IN ORDER TO ASSURE THE PRESENCE OF A QUORUM, PLEASE DATE, SIGN, VOTE AND RETURN PROMPTLY THE ENCLOSED PROXY IF YOU WILL BE UNABLE TO ATTEND THE MEETING. RETURN PROXIES TO: OWENS CORNING, CHURCH STREET STATION, P.O. BOX 1513, NEW YORK, NEW YORK 10277-1513.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
General Information.......................................................   1
Proposal 1. Election of Directors.........................................   1
  Biographies of Nominees and Continuing Directors........................   2
  Proposed Increase in Board Size and Appointment of Additional Director..   6
  Stock Ownership of Management...........................................   7
  Section 16(a) Beneficial Ownership Reporting Compliance.................   8
  Committees and Meetings of the Board of Directors.......................   8
  Directors' Compensation.................................................   9
  Transactions with Owens Corning.........................................  10
  Compensation Committee Report on Executive Compensation.................  10
  Executive Compensation..................................................  14
  Retirement Benefits.....................................................  18
  Employment and Severance Agreements.....................................  19
  Performance Graph.......................................................  20
Proposal 2. Approval of Amendment of the Certificate of Incorporation to
 Increase the Maximum Size of the Board of Directors to Fourteen Persons..  20
Proposal 3. Approval of Amendments to 1987 Stock Plan for Directors.......  21
Proposal 4. Selection of Independent Public Accountants...................  23
Other Matters.............................................................  23
Exhibit A.................................................................  25
Exhibit B.................................................................  26

                                PROXY STATEMENT

GENERAL INFORMATION

  This proxy statement is furnished by the Board of Directors of Owens Corning in connection with the solicitation of proxies to be used at the 1997 Annual Meeting of Stockholders ("Annual Meeting"), which is scheduled to take place on April 17, 1997 at 2:00 P.M. at Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio. This proxy statement and a proxy are scheduled to be mailed to stockholders commencing on March 20, 1997.

  You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote. A stockholder who submits a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, submitting another proxy bearing a later date, or notifying the Inspectors of Election in writing of the revocation.

MAJOR STOCKHOLDERS

  Based on Schedule 13G filings, stockholders holding 5% or more of Owens Corning common stock as of December 31, 1996, were:

               NAME                         ADDRESS           SHARES      %
               ----                         -------           -------------
Wellington Management Company, LLP  75 State Street         5,815,120(1) 10.9
                                    Boston, MA 02109
Vanguard/Windsor Fund, Inc.         100 Vanguard Blvd.      5,096,800(2)  9.5
                                    Malvern, PA 19355
Sanford C. Bernstein & Co., Inc.    767 Fifth Avenue        4,868,343(3)  9.1
                                    New York, NY 10153
FMR Corp. and related entities      82 Devonshire Street    2,816,802(4)  5.3
                                    Boston, MA 02109
Fayez Sarofim and related entities  2907 Two Houston Center 2,757,293(5)  5.2
                                    Houston, TX 77010

--------
(1) Shared dispositive power; shared voting power over 490,000 shares (less than 1%); Vanguard/Windsor Fund, Inc. held interest with respect to more than 5% of class.
(2) Sole voting and shared dispositive power.
(3) Sole dispositive power; sole voting power over 2,674,253 shares (5%) and shared voting power over 534,131 shares (less than 1%).
(4) Sole dispositive power; sole voting power over 30,446 shares (less than 1%).
(5) Shared dispositive power over 2,357,293 shares (4.4%); shared voting power over 2,010,608 shares (3.8%); sole voting and dispositive power over 400,000 shares (less than 1%).

  In addition, as of February 19, 1997 ("Record Date"), Owens Corning employees, including officers, beneficially owned 5,469,282 shares (10.2%) of Owens Corning's common stock under Owens Corning's Savings and Profit Sharing Plan (for salaried employees) and Savings and Security Plan (for hourly employees).

PROPOSAL 1. ELECTION OF DIRECTORS

  Owens Corning's Board of Directors currently is composed of twelve directors, divided into three classes. Directors' terms of office are for three years and expire on a staggered basis at the annual meeting of stockholders.

  The directors whose terms expire at the Annual Meeting are: Norman P. Blake, Jr., Leonard S. Coleman, Jr., Jon M. Huntsman, Jr., and W. Ann Reynolds. The Board of Directors has nominated each of these individuals for reelection at the Annual Meeting at the recommendation of the Board's Corporate Governance Committee, which consists solely of outside directors.

  Biographies of each nominee for director and each director whose term continues past the Annual Meeting follow this section.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1.

  Unless a stockholder specifies otherwise, the proxies received in response to this solicitation will be voted in favor of the election of the four nominees for director. Should any of these nominees become unable to accept nomination or election, the proxies will be voted for the other nominees and any substitute nominees, unless the stockholder specifically votes otherwise. The Board of Directors now knows of no reason why any nominee will be unable to serve as a director.

  Directors will be elected by a plurality of the votes cast at the Annual Meeting. Each person elected at the Annual Meeting will serve until the 2000 annual meeting of stockholders and until his or her successor is duly elected and qualified.

  Nominees for Election as Directors--term expiring 2000

[PHOTO OF NORMAN P.    NORMAN P. BLAKE, JR., 55. Chairman of the Board, Chief
 BLAKE, JR. APPEARS    Executive Officer and President of USF&G Corporation,
 HERE]                 insurance and financial services, Baltimore, MD. Direc-
                       tor since 1992.

                       A graduate of Purdue University, Mr. Blake became Chairman, Chief Executive Officer and President of USF&G in 1990 after serving as Chairman and Chief Exec-utive Officer of Heller International Corporation of Chicago, a subsidiary of Fuji Bank, Ltd. of Tokyo, Ja-pan.

                       Mr. Blake is a director of Enron Corporation and a mem-ber of the American Insurance Association and Community Partnership for Education. He is also Chairman of Pur-due University's Parents' Advisory Council and a member of the Purdue Research Foundation and Purdue University's President's Council and Dean's Advisory Council, Krannert Graduate School of Management and School of Liberal Arts. He is the recipient of the de-gree of Doctor of Economics honoris causa from Purdue University, granted jointly by the Krannert Graduate School of Management and School of Liberal Arts.

[PHOTO OF LEONARD S.   LEONARD S. COLEMAN, JR., 48. President, The National
COLEMAN, JR. APPEARS   League of Professional Baseball Clubs, professional
  HERE]                sports, New York, NY. Director since 1996.

                       A graduate of Princeton and Harvard Universities, Mr. Coleman became President of The National League of Pro-fessional Baseball Clubs in 1994 after serving as Exec-utive Director, Market Development of Major League Baseball.

                       Mr. Coleman is a director of Beneficial Corporation, the Omnicom Group and New Jersey Resources. He also serves as an Advisory Director of the Martin Luther King, Jr. Center for Non-Violent Social Change, The Metropolitan Opera, The Newark Museum, The Schumann Fund, The Clark Foundation, The Children's Defense Fund, Seton Hall University, and The National Urban League.

[PHOTO OF JON M.       JON M. HUNTSMAN, JR., 36. Vice Chairman of Huntsman
 HUNTSMAN, JR.         Corporation, manufacturer Of petrochemicals, Salt Lake
 APPEARS HERE]         City, UT, as well as President of the Huntsman Cancer
                       Institute. Director since 1993.

                       A graduate of the University of Pennsylvania, Mr. Huntsman served as U.S. Ambassador to Singapore from 1992 to 1993. From 1989 through 1992, he held positions as Deputy Assistant Secretary of Commerce for East Asian and Pacific Affairs.

                       Mr. Huntsman is a director of Valassis Communications, Total Petroleum Inc. and numerous Huntsman companies. He serves on the Board of Trustees of the University of Pennsylvania, the Institute for Advanced Study at Princeton, and The Asia Society in New York. He serves as a director of the National Bureau of Asian Research, a member of the Board of Governors of Washington's Cen-ter for Strategic and International Studies' Pacific Forum, and the International Advisory Council of the Singapore Economic Development Board, as well as a di-rector of the Center for Contemporary German Studies at Johns Hopkins University. Additionally, he is director and founding member of the Pacific Council on Interna-tional Policy, and a member of the Council of American Ambassadors, the National Committee on US-China Rela-tions and the Council on Foreign Relations. Closer to home, Mr. Huntsman serves on the governing board of In-termountain Health Care and the Board of Directors of KUED Television, and is President of the Utah Opera.

[PHOTO OF W. ANN       W. ANN REYNOLDS, 59. Chancellor of City University of
 REYNOLDS APPEARS      New York, New York, NY. Director since 1993.
 HERE]
                       A graduate of Kansas State Teachers College and the
                       University of Iowa, Dr. Reynolds became Chancellor of
                       City University of New York in September 1990. Previ-ously, she served eight years as Chancellor of the twenty-campus California State University system.

                       Dr. Reynolds is a Director of Humana, Inc., Abbott Lab-oratories and Maytag Corporation. She is also a member of the American Association for the Advancement of Sci-ence, the American Association of Anatomists, the Amer-ican Board of Medical Specialties, the Society for Gyn-ecological Investigation, and the Perinatal Research Society.

  Incumbent Directors--term expiring 1998

[PHOTO OF WILLIAM W.   WILLIAM W. COLVILLE, 62. Consultant to and formerly Se-
 COLVILLE APPEARS      nior Vice President, General Counsel and Secretary of
 HERE]                 Owens Corning. Director since 1995.

                       A graduate of Yale University and the Columbia Univer-sity Law School.

                       Mr. Colville is a director of Nordson Corporation.


[PHOTO OF LANDON       LANDON HILLIARD, 57. Partner, Brown Brothers Harriman &
 HILLIARD APPEARS      Co., private bankers, New York, NY. Director since
 HERE]                 1989.

                       A graduate of the University of Virginia in 1962, Mr. Hilliard began his career at Morgan Guaranty Trust Com-pany of New York. He joined Brown Brothers Harriman in 1974 and became a partner in 1979.

                       Mr. Hilliard is a director of Norfolk Southern Corpora-tion. He is also Chairman of the Board of Trustees of the Provident Loan Society of New York and Secretary of The Economic Club of New York.


[PHOTO OF GLEN H.      GLEN H. HINER, 62. Chairman of the Board and Chief Ex-
 HINER APPEARS         ecutive Officer, Owens Corning. Director since 1992.
 HERE]
                       A graduate of West Virginia University, Mr. Hiner spent
                       35 years of his professional career at General Electric
                       Company, eventually becoming Senior Vice President and head of GE Plastics. He was elected Chairman and Chief
                       Executive Officer of Owens Corning in January 1992.

                       Mr. Hiner is a director of Dana Corporation.

[PHOTO OF SIR TREVOR   SIR TREVOR HOLDSWORTH, 69. Former Chairman, National
 HOLDSWORTH APPEARS    Power plc, an electricity generator company, London,
 HERE]                 England. Director since 1994.

                       Sir Trevor began his career as an accountant qualifying as a Fellow of the Institute of Chartered Accountants in England and Wales. He held various finance and ad-ministration positions prior to his joining National Power. He is also a member of the Confederation of British Industry, New York Stock Exchange European Ad-visory Committee, Committee of Honour of European Com-munity Chamber Orchestra, British Neurological Research Trust; Vice President of the British Institute of Man-agement and Ironbridge Gorge Museum Development Trust; and Trustee of Duke of Edinburgh's Award, UK Thrombosis Research Trust, and Wigmore Hall, as well as serving as Chancellor of Bradford University, Council Chair of the Foundation for Manufacturing and Industry, and Chairman of the Yorkshire Region National Trust Centenary Ap-peal.

                       Sir Trevor is a director of Beauford plc and Lambert Howarth plc.

  Incumbent Directors--term expiring 1999

  [PHOTO OF JOHN H.    JOHN H. DASBURG, 54. President and Chief Executive Of-
DASBURG APPEARS HERE]  ficer, Northwest Airlines Corporation, a transportation company, St. Paul, MN. Director since 1996.

                       After graduating from the University of Florida and serving three years in the U.S. Navy, Mr. Dasburg was a Partner at KPMG Peat Marwick. He then joined Marriott Corporation where he held several positions, eventually becoming President of the Marriott Lodging Group. He joined Northwest Airlines as Executive Vice President in 1989 and was elected to his current position in 1990. Mr. Dasburg serves on numerous eleemosynary and academic boards, has published articles in many jour-nals and is a frequent speaker at universities, profes-sional institutions and civic groups.

                       Mr. Dasburg is a director of Northwest Airlines Corpo-ration and The St. Paul Companies, Inc.

[PHOTO OF ANN IVERSON  ANN IVERSON, 53. Group Chief Executive, Laura Ashley
    APPEARS HERE]      Holdings plc., women's clothing and home furnishings,
                       London, England. Director since 1996.

                       Ms. Iverson began her career in retailing and held var-ious buying and executive positions at retail stores in the U.S. through 1989, including Dayton Hudson, US Shoe and Bloomingdales. She then joined British Home Stores as Director of Stores Planning, Design, Construction and Merchandising in 1990; Mothercare as Chief Execu-tive Officer in 1992; Kay-Bee Toy Stores as President and Chief Executive Officer in 1994; and assumed her present position in 1995.

                       Ms. Iverson is a director of Laura Ashley Holdings plc.

[PHOTO OF W. WALKER    W. WALKER LEWIS, 52. Senior Advisor, Dillon, Read &
LEWIS APPEARS HERE]    Co., Inc., an investment banking firm, New York, NY,
                       and Senior Advisor to Marakon Associates, a consulting firm, Stamford, CT. Director since 1993.

                       Most recently, Mr. Lewis served as Managing Director, Kidder, Peabody & Co., Inc. Prior to April 1994, he was President, Avon U.S. and Executive Vice President, Avon Products, Inc. Prior to March 1992, Mr. Lewis was Chairman of Mercer Management Consulting, Inc., a whol-ly-owned subsidiary of Marsh & McLennan, which is the successor to Strategic Planning Associates, a manage-ment consulting firm he founded in 1972. He is a gradu-ate of Harvard College, where he was President and Pub-lisher of the Harvard Lampoon.

                       Mr. Lewis is a director of Unilab Corporation and Amer-ican Management Systems, Inc. He is also a member of the Council on Foreign Relations, the Washington Insti-tute of Foreign Affairs, and The Harvard Committee on University Resources.

[PHOTO OF FURMAN C.    FURMAN C. MOSELEY, JR., 62. Director, Simpson Invest-
MOSELEY, JR.           ment Company, manufacturer of wood, pulp, and paper
APPEARS HERE]          products, Seattle, WA. Director since 1983.

                       After serving in the United States Marine Corps, Mr. Moseley joined Simpson Paper Company in 1960, rising to become Executive Vice President and then Chairman. He later became President of Simpson Investment Company.

                       Mr. Moseley is a director of Eaton Corporation and Chairman of Sasquatch Books, Inc.

PROPOSED INCREASE IN BOARD SIZE AND APPOINTMENT OF ADDITIONAL DIRECTOR

  Pursuant to Owens Corning's Certificate of Incorporation, the maximum size of the Board of Directors is currently twelve persons. The Board of Directors has approved an amendment to the Certificate of Incorporation to increase the maximum size to fourteen persons and has directed that such amendment be considered at the Annual Meeting. This amendment is set forth as Proposal 2 to this Proxy Statement.

  If the stockholders approve Proposal 2 at the Annual Meeting, it is the Board of Directors' intention, following effectiveness of the amendment to the Certificate of Incorporation upon the filing and recording of a certificate thereof in the State of Delaware, to increase the size of the Board to thirteen persons and to fill the new directorship thus created by appointing Gaston Caperton, whose biography appears below, as a director for a term expiring at the 1998 annual meeting of stockholders.
LOGO

GASTON CAPERTON, 57. Former Governor of the State of West Virginia (January 1989-1997).

  A graduate of the University of North Carolina, Mr. Caperton began his career in a small insurance agency, became its principal owner and chief operating officer, and led the firm to become the tenth largest privately owned insurance brokerage firm in the U.S. He also has owned a bank and mortgage banking company. He was elected Governor of West Virginia in 1988 and 1992 and, under his leadership, the state significantly improved its education system, infrastructure and economy. Mr. Caperton was the 1996 chair of the Democratic Governors' Association, serves on the National Governors' Association executive committee and is a member of the Intergovernmental Policy Advisory Committee on U.S. Trade. He was chairman of the Appalachian Regional Commission, Southern Regional Education Board, and the Southern Growth Policy Board. He has received numerous state and national awards and special recognition, including six honorary doctoral degrees.

STOCK OWNERSHIP OF MANAGEMENT

  The following table shows information concerning beneficial ownership of Owens Corning common stock on February 19, 1997 by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 14 ("Named Executive Officers"), and by all directors and executive officers as a group. With the exception of the ownership of all directors and executive officers as a group, which represents 1.9%, each ownership shown represents less than 1% of the shares of common stock outstanding. Owens Corning's stock ownership guidelines are for directors to own a minimum of 2,000 shares within five years of becoming a director; stock ownership guidelines for officers range from 85,000 shares for the Chief Executive Officer to 9,000 to 20,000 shares for other executive officers.

                                                          AMOUNT AND NATURE
                           NAME                        OF BENEFICIAL OWNERSHIP
                           ----                        -----------------------
      Norman P. Blake, Jr............................         14,003(1)(3)
      Christian L. Campbell..........................         29,101(1)(2)
      Leonard S. Coleman, Jr.........................            --
      William W. Colville............................         27,711(1)
      Charles H. Dana................................        153,552(1)(2)
      John H. Dasburg................................          2,000(1)
      David W. Devonshire............................         62,509(1)(2)
      Landon Hilliard................................         14,501(1)(3)
      Glen H. Hiner..................................        333,796(1)(2)
      Sir Trevor Holdsworth..........................          5,000(1)
      Jon M. Huntsman, Jr............................          7,502(1)(3)
      Ann Iverson....................................          2,000(1)
      W. Walker Lewis................................         10,503(1)(3)
      Furman C. Moseley, Jr..........................         43,357(1)(3)
      W. Ann Reynolds................................          9,732(1)(3)
      Efthimios O. Vidalis...........................         61,297(1)(2)
      All Directors and Executive Officers (including
       Named
       Executive Officers) (25 people)...............      1,061,920(1)(2)(3)(4)

--------
(1) Includes shares which are not owned but are unissued shares subject to exercise of options, or which will be subject to exercise of options under Owens Corning benefit plans within 60 days after the Record Date, as follows: Mr. Blake, 8,000; Mr. Campbell, 19,833; Mr. Colville, 21,000; Mr. Dana, 98,998; Mr. Dasburg, 2,000; Mr. Devonshire, 41,998; Mr. Hilliard, 10,000; Mr. Hiner, 199,993; Sir Holdsworth, 4,000; Mr. Huntsman, 6,000;
    Ms. Iverson, 2,000; Mr. Lewis, 8,000; Mr. Moseley, 10,000; Dr. Reynolds, 6,000; Mr. Vidalis, 32,399; All Directors and Executive Officers (25), 651,100.
(2) Includes shares over which there is sole voting power, but no investment power, as follows: Mr. Campbell, 8,542; Mr. Dana, 16,310; Mr. Devonshire, 11,851; Mr. Hiner, 81,726; Mr. Vidalis, 9,953; All Directors and Executive Officers (25), 195,233.
(3) Includes deferred shares over which there is currently no voting or investment power, as follows: Mr. Blake, 1,503; Mr. Hilliard, 501; Mr. Huntsman, 1,002; Mr. Lewis, 1,503; Mr. Moseley, 4,007; Dr. Reynolds, 1,002; All Directors and Executive Officers (25), 9,518.
(4) Does not include 11,058 shares of common stock held by family members in which beneficial interest is disclaimed.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require Owens Corning's directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. Owens Corning undertakes to file such forms on behalf of the reporting directors and officers pursuant to a power of attorney given to certain attorneys-in-fact. Such reporting officers, directors and ten percent stockholders are also required by Securities and Exchange Commission rules to furnish Owens Corning with copies of all Section 16(a) reports they file.

  Based solely on its review of copies of such reports received or written representations from such executive officers, directors and ten percent stockholders, Owens Corning believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal year 1996.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors has standing audit, compensation, executive, finance and corporate governance committees. The Corporate Governance Committee also serves as a nominating committee. The Board of Directors held 8 meetings during 1996. All directors attended at least 75% of the meetings of the Board and all Committees of the Board of which they were members except Messrs. Dasburg and Moseley, who failed to reach such level due to inability to attend the Board and Committee meetings held in December (Mr. Dasburg due to a pre-existing conflict noted when he joined the Board in 1996; Mr. Moseley due to a death in the family).

AUDIT COMMITTEE

Norman P. Blake, Jr.,    Responsible for overseeing financial reporting and
Chairman                 internal controls. Recommends independent public
                         accountant to the Board of Directors; reviews significant accounting policies, accruals, reserves and estimates made by management; reviews policies and procedures for assuring accurate and complete quarterly financial reporting, as well as compliance with applicable laws and regulations. The Audit
                         Committee held 3 meetings in 1996.

William W. Colville
Sir Trevor Holdsworth
Ann Iverson
W. Walker Lewis
W. Ann Reynolds

COMPENSATION COMMITTEE

Landon Hilliard,         Reviews Owens Corning's policies concerning
Chairman                 compensation and benefits for officers and directors;
                         approves the salaries and incentive opportunity of all officers of Owens Corning; determines incentive payments for all officers; reviews the compensation of the Chief Executive Officer. (A report by the Compensation Committee follows on page 10.) The
                         Compensation Committee held 4 meetings in 1996.

Norman P. Blake, Jr.
John H. Dasburg
Sir Trevor Holdsworth
Furman C. Moseley, Jr.
W. Ann Reynolds

EXECUTIVE COMMITTEE

Glen H. Hiner, Chairman  May exercise the powers of the Board of Directors, with certain exceptions, in the intervals between meetings of the Board. The Executive Committee held 2 meetings in 1996.

William W. Colville
Sir Trevor Holdsworth
Jon M. Huntsman, Jr.
Ann Iverson
Furman C. Moseley, Jr.

FINANCE COMMITTEE

Furman C. Moseley, Jr.,  Responsible for reviewing financial plans, structure
Chairman and policies of Owens Corning, including annual and long-range operating plans and capital structure. Has oversight responsibility for Owens Corning's funded retirement plans. The Finance Committee held 3 meetings in 1996.

Leonard S. Coleman, Jr.
John H. Dasburg
Landon Hilliard
Jon M. Huntsman, Jr.
W. Walker Lewis

CORPORATE GOVERNANCE COMMITTEE

W. Walker Lewis,         Serves as the nominating committee for membership to
Chairman                 the Board of Directors; annually reviews the
                         appropriate skills and characteristics required of Board members; advises the other directors about meeting dates, the agenda and the character of information to be presented at Board meetings;
                         reviews plans and personnel for management continuity and development. The Corporate Governance Committee held 2 meetings in 1996.

Norman P. Blake, Jr.
Leonard S. Coleman, Jr.
Landon Hilliard
Jon M. Huntsman, Jr.
W. Ann Reynolds

DIRECTORS' COMPENSATION

  RETAINER AND MEETING FEES--In 1996, Owens Corning paid each director who was not an Owens Corning employee an annual retainer of $25,000. Non-employee Committee Chairmen receive an additional retainer of $4,000 each year. In addition, Owens Corning paid non-employee directors a fee of $1,000 for (a) attendance at one or more meetings of the Board of Directors on the same day,
(b) attendance at one or more meetings of each Committee of the Board of Directors on the same day, and (c) for each day's attendance at other functions in which directors were requested to participate.

  A director may elect to defer all or a portion of his or her annual retainer and fees under the Directors' Deferred Compensation Plan, in which case his or her account is credited with the number of shares of common stock that such compensation could have purchased on the date of payment. The account is also credited with the number of shares which dividends on the credited shares could have purchased on dividend payment dates. Payments are made in cash based on the value of the account, which is determined by the then fair market value of Owens Corning common stock, after the individual has ceased to be a director.

  STOCK PLAN FOR DIRECTORS--For a description of the Company's 1987 Stock Plan for Directors, see Proposal 3 below.

  INDEMNITY AGREEMENTS--Owens Corning has entered into an indemnity agreement with each member of the Board of Directors which provides that if the director becomes involved in a claim (as defined in the agreement) by reason of an indemnifiable event (as defined in the agreement), Owens Corning will indemnify the director to the fullest extent authorized by Owens Corning's by-laws, notwithstanding any subsequent amendment, repeal or modification of the by-laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of the claim.

  The indemnity agreement also provides that, in the event of a potential change of control (as defined in the agreement), the director is entitled to require the creation of a trust for his or her benefit, the assets of which would be subject to the claims of Owens Corning's general creditors, and the funding of such trust from time to time in amounts sufficient to satisfy Owens Corning's indemnification obligations reasonably anticipated at the time of the funding request.

  CHARITABLE AWARD PROGRAM--To recognize the interest of Owens Corning and its directors in supporting worthy educational institutions and other charitable organizations, Owens Corning permits each director to nominate up to two organizations to share a contribution of $1 million from the Owens-Corning Foundation, which is funded through contributions from Owens Corning. Contributions to the nominated charitable organizations will be made by the Foundation in ten annual installments after the death of a director. Owens Corning expects to ultimately fund its contributions to the Foundation (as well as insurance premiums) from the proceeds of life insurance policies which it maintains on directors. Directors will receive no financial benefit from this program, since the charitable deduction and insurance proceeds accrue solely to Owens Corning.

TRANSACTIONS WITH OWENS CORNING

  Upon his retirement as an executive officer on December 31, 1994, Owens Corning entered into an agreement with William W. Colville, who subsequently became a director of the company, providing for his retention as a consultant for a one year term, annually renewable at the end of each year through 1998 unless mutually agreed by the parties. Under this agreement, Mr. Colville receives a monthly consulting fee of $14,583, and is also provided office space and related services plus reimbursement of expenses incurred in the performance of services for Owens Corning. When Mr. Colville ceases to be a consultant, his retirement benefit will be recomputed to include the five year maximum period he could be a consultant as if it were employment by Owens Corning. This will increase his monthly supplemental pension by approximately $1,400 per month.

  Director Jon M. Huntsman, Jr. is Vice Chairman of, and his family owns a majority interest in, Huntsman Corporation. Business units of Owens Corning purchased approximately $8 million of materials from Huntsman companies during 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO THE STOCKHOLDERS OF OWENS CORNING

  The Compensation Committee ("Committee") reviews Owens Corning's compensation programs to promote the attraction, retention and motivation of a highly qualified leadership team that will accomplish Owens Corning's strategic business goals. The members of the Committee are independent, non-employee directors.

  PHILOSOPHY--The Committee's philosophy is to provide a total pay opportunity for all executive officers, including Mr. Hiner, the Chairman and Chief Executive Officer, that is competitive with the external market and rewards individual contribution based on company performance against a predetermined set of goals, both short-term and long-term. This philosophy is intended to align executive interests with those of shareholders and to create shareholder value. Key elements of the executive pay opportunity are base salary and annual and long-term incentive compensation as described below. In determining competitive levels, the Committee analyzes information from independent survey data from comparator companies in the context of executive performance. Since Owens Corning's market for executive talent extends beyond its own industry, the survey data include companies outside the Dow Jones Building Materials Index referred to in the Performance Graph on page 20.

  In response to the Omnibus Budget Reconciliation Act of 1993, the Committee has determined that it will maintain flexibility with respect to non-deductible payments to executive officers.

  BASE SALARY--For each executive officer, base salaries are targeted at the median of comparator companies' base salaries for comparable positions. Actual salaries for executive officers can deviate from targeted salary levels based on an individual's experience and level of performance in the position.

  The primary factor in determining a salary increase is the individual's performance against pre-established goals. Individual salary increases are also generally based on the officer's contribution to the corporation; support of Owens Corning's core values of customer satisfaction, individual dignity and shareholder value; competitive practices and the relationship of the officer's current salary to the market value of the job. Individual salary increases are administered within an overall company merit budget and salary band for the individual's position. The time between actual salary reviews and increases for executive officers can range from 10 to 18 months or more.

  For 1996, Mr. Hiner received a base salary of $900,000, which represented an increase of 7.1% over his 1994 salary, the last time his salary was adjusted. That increase, which reflected a two-year aggregate increase in the Consumer Price Index (CPI), was intended to fall within parameters prescribed by Section 162(m) of the Internal Revenue Code of 1986 (relating to the $1 million limit on deductible executive compensation).

  ANNUAL INCENTIVE COMPENSATION--Annual incentive payment "targets" for the executive officers are set at the 75th percentile of the comparator companies' actual incentive payments. The Corporate Incentive Plan terms are based upon selected financial criteria (tied to business objectives), as determined by the Committee each year. In 1996, these criteria and weightings were earnings per share (60%), cash flow (20%) and sales growth (20%). Goals were set for each criterion, including thresholds for each measure which identified the minimum level of business performance at which any funding occurs. The goals were approved by the Committee in February, 1996 after a review of key business and economic assumptions for the year. Actual business results against the criteria determine amounts available for payments. Funding at the minimum threshold is 0% of maximum and at maximum cannot exceed 100% of participating salaries. Any unused amount may be applied to a reserve fund and be available for awards in future years.

  Each executive officer's participation in the Plan is based upon his/her job level, with each officer eligible to earn a percentage of base salary. Maximum annual incentive opportunities for executive officers other than Mr. Hiner range from 90% to 110% of base salary. For executive officers other than Mr. Hiner, the Committee can award from 0 to a maximum of 140% of the Plan's funded amount applicable to the officer. These adjustments are based on the individual's contributions to Owens Corning's financial and operating results as well as support of Owens Corning's core values. The annual incentive opportunity for Mr. Hiner for 1996 was 182% of base salary, with the Committee able to award a lesser amount based on its assessment of his performance. Total payments to all participants cannot exceed 100% of participating salaries under the Plan.

  Mr. Hiner's total annual incentive compensation award for 1996 amounts to $900,000, which is higher than the target incentive opportunity but less than the maximum incentive opportunity Mr. Hiner could have earned under the Plan. In determining Mr. Hiner's incentive compensation award for 1996, the Committee focused upon Owens Corning's performance in the three measurement areas described above (earnings per share, cash flow and sales growth), and the incentive award generated for Mr. Hiner by that performance. The Committee also considered certain non-financial achievements, including the continuing global expansion of the company's building materials product offerings, and the development of a time-defined resolution to the company's asbestos issues. In addition, the Committee considered the company's performance in 1996 versus results achieved in 1995, and the incentive award made to Mr. Hiner for that year. The portion of the Corporate Incentive Plan applicable to Internal Revenue Code Section 162(m) covered employees (which, for 1996, included Mr. Hiner) was approved by shareholders in 1996.

  LONG-TERM INCENTIVE COMPENSATION--The company's philosophy regarding the long-term rewards to its executives is to establish a strong link between executive compensation and pre-determined business goals which, in turn, creates shareholder value and aligns executive interests with those of stockholders. Long-term incentives consist of annual awards of Stock Options and Restricted Stock provided under Owens Corning's Stock Performance Incentive Plan ("SPIP") approved by shareholders in 1992 and amended and approved again by shareholders in 1996, and restricted stock with attendant performance criteria ("Performance Restricted Shares") or cash equivalents provided under the Long-Term Performance Incentive Plan ("LTPIP"), the terms of which are set forth as a component of the SPIP. The portion of the LTPIP applicable to Internal Revenue Code Section 162(m) covered employees was approved by shareholders in 1996. Owens Corning's objective is to provide awards that result in values approximating the median of the total long-term incentives provided by the comparator companies. The executive officers including Mr. Hiner participate in LTPIP and SPIP.

  We believe that Stock Options encourage executive officers to relate their long-term economic interests to other shareholders. The 1996 Stock Options were granted with exercise prices equal to the fair market value of common stock at the date of grant. They vest ratably over three years and have an exercise period of ten years from date of grant.

  Restricted Stock is used to provide continuing incentives to increase value to our shareholders and to retain certain executive officers. The 1996 grants of Restricted Stock to executive officers vest one-third each after four years, five years and six years from date of grant.

  The LTPIP is intended to provide incentive compensation opportunities which are directly tied to the achievement of the company's performance goals over a period of three years, thereby strengthening the process of creating value for shareholders. The Committee intends to begin new three year performance periods under LTPIP annually. Under the LTPIP terms, the executive officers, including Mr. Hiner, will have the opportunity to earn cash equal to the market value on the date of payment of a specified number of shares of company stock ("Phantom Performance Shares"), contingent upon the degree to which performance goals for the performance period are met. Except in the case of certain executive officers (currently including only Mr. Hiner), Phantom Performance Shares are also earned seven years after the end of the performance period if the recipient is still employed by the company. The Committee intends to modify awards in subsequent performance periods to take into account any Phantom Performance Shares which have not vested as a result of corporate performance in previous performance periods, but which may be earned at the end of the seven-year period.

  For the performance period beginning January 1, 1996 and ending December 31, 1998, the LTPIP performance measures are return on net assets, sales growth and earnings per share growth. The three performance measures are weighted equally, except that no portion of the award based on sales growth can be earned unless the minimum return on net assets goal is also achieved. The historical performance of comparator companies and the companies which constitute the Standard & Poor's 400 served as benchmarks in establishing these performance goals.

  The size of each executive officer's equity-based award granted in 1996 was based on the individual's responsibility level as well as competitive practice within the industry and nationally, and was targeted to be at the median of long-term incentive values granted by other comparable companies. In addition, each executive officer's past Stock Option, Restricted Stock and Phantom Performance Share grants were considered as well as the Committee's assessment of each executive's individual contributions. In 1996, Mr. Hiner was awarded 45,000 Stock Options, 8,500 shares of Restricted Stock and 17,000 Phantom Performance Shares, awards which in aggregate exceeded competitive median levels by 13%.

  REWARDS AND RESOURCES PROGRAM--In 1995, Owens Corning began implementation of its Rewards & Resources Program, which significantly links employees' compensation and benefits to the company's performance. Fixed cost benefit "entitlements" were replaced in part by variable rewards in the form of stock, stock options, and profit sharing. These awards are determined by the same corporate performance measures as apply to senior management under the company's Corporate Incentive Plan. Thus, employees are sharing risks and rewards on the same basis as company stockholders, which is consistent with the Committee's philosophy on executive compensation. The Rewards & Resources Program now applies to virtually all U.S. salaried employees and a growing number of hourly employees, with global expansion efforts proceeding at a rapid pace.

Respectfully submitted,
 Compensation Committee

  Landon Hilliard, Chairman
  Norman P. Blake, Jr.
  John H. Dasburg
  Sir Trevor Holdsworth
  Furman C. Moseley, Jr.
  W. Ann Reynolds

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION--The Compensation Committee presently consists of Landon Hilliard (Chairman), Norman P. Blake, Jr., John H. Dasburg, Sir Trevor Holdsworth, Furman C. Moseley, Jr. and W. Ann Reynolds. No other persons have served on the Compensation Committee since the beginning of 1996.

EXECUTIVE COMPENSATION

  The following tables provide information on compensation and stock-based awards received by Owens Corning's Chief Executive Officer and the four other highest paid individuals who were serving as executive officers of the company at the end of 1996. These five individuals are referred to in this Proxy Statement as the "Named Executive Officers".

                          SUMMARY COMPENSATION TABLE

  The following table contains information about compensation paid, and certain awards made, by Owens Corning to the Named Executive Officers for the three-year period ended December 31, 1996.

                                                                         LONG TERM
                     ANNUAL COMPENSATION                            COMPENSATION AWARDS
------------------------------------------------------------------ ---------------------
                                                                   RESTRICTED SECURITIES
                                                      OTHER ANNUAL   STOCK    UNDERLYING  ALL OTHER
         NAME AND                SALARY    BONUS      COMPENSATION  AWARD(S)   OPTIONS/  COMPENSATION
    PRINCIPAL POSITION      YEAR   ($)      ($)          ($)(1)      ($)(2)   SARS(#)(3)     ($)
    ------------------      ---- ------- ---------    ------------ ---------- ---------- ------------
Glen H. Hiner.............  1996 900,000   900,000     117,954(7)   376,125     45,000      52,127(9)(10)
 Chairman and Chief         1995 840,000 1,400,000      75,379(7)   300,000     60,000      75,321(9)(10)
 Executive Officer          1994 840,000   986,076      45,162(7)   257,000     50,000      66,141(9)(10)
Charles H. Dana...........  1996 326,667   220,000                   88,500     15,000       5,250(10)
 Executive Vice             1995 317,500   335,000                   90,000     20,000       7,500(10)
 President                  1994 307,500   300,000                   77,100     20,000       6,750(10)
David W. Devonshire.......  1996 320,000   240,000                   88,500     15,000       7,843(9)(10)
 Senior Vice President      1995 303,333   330,000                   90,000     20,000      11,092(9)(10)
 and Chief Financial        1994 283,333   285,000                   77,100     20,000       9,996(9)(10)
 Officer
Christian L. Campbell (4).  1996 293,333   215,000                   75,225     12,000       3,383(10)
 Senior Vice President,     1995 275,000   240,000(6)   33,016(8)   169,500     32,500       2,292(10)
 General Counsel and
 Secretary
Efthimios O. Vidalis(5)...  1996 256,667   165,000      46,848(8)    88,500     15,000       5,250(10)
 Vice President and         1995 236,667   225,000     115,985(8)    56,250     15,000       7,500(10)
 President, Insulation      1994 220,000   165,000                   24,094     10,000       7,500(10)

--------
 (1) "Other Annual Compensation" includes perquisites and personal benefits, where such perquisites and personal benefits exceed the lesser of $50,000 or 10% of the Named Executive Officer's annual salary and bonus for the year, as well as certain other items of compensation. For 1996, none of the Named Executive Officers received perquisites and/or personal benefits in excess of these thresholds.
 (2) Reflects awards of restricted stock under the Owens Corning Stock Performance Incentive Plan. One-third of the shares awarded in 1996 will vest 4 years after award, another one-third after 5 years, and the remaining one-third after 6 years. One-half of the shares awarded in 1995 and 1994 will vest 5 years after award, with the remaining one-half vesting after 10 years. Vesting accelerates in the event of death, disability, retirement, involuntary termination due to job elimination, and in certain other events at the discretion of the Compensation Committee. The value of the restricted stock awards shown in the Table was calculated by multiplying the number of shares awarded by the closing price of Owens Corning common stock on the date of award (as reported in the New York Stock Exchange Composite Transactions as published in The Wall Street Journal). Dividends are paid by Owens Corning on restricted stock held by the Named Executive Officers.

     At December 31, 1996, Mr. Hiner held a total of 72,134 shares of restricted stock valued at $3,074,712; Mr. Dana held a total of 12,200 shares of restricted stock valued at $520,025; Mr. Devonshire held a total of 9,200 shares of restricted stock valued at $392,150; Mr. Campbell held a total of 6,700 shares of restricted stock valued at $285,588; and Mr. Vidalis held a total of 6,300 shares of restricted stock valued at $268,538. The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the closing price of Owens Corning common stock on December 31, 1996 ($42.625 per share, as reported in the New York Stock Exchange Composite Transactions as published in The Wall Street Journal).
 (3) Represents shares of Owens Corning common stock underlying options granted under the Stock Performance Incentive Plan in 1994 through 1996. One-third of each stock option award becomes exercisable in each of the first through the third years following the grant. Vesting accelerates in the event of death, disability, retirement, involuntary termination due to job elimination, and in certain other events at the discretion of the Compensation Committee. No stock appreciation rights (SARs) were granted in 1994 through 1996.
 (4) Mr. Campbell was hired as Senior Vice President, General Counsel and Secretary on February 2, 1995.
 (5) Prior to July 1, 1996, Mr. Vidalis was Vice President and President, Composites.
 (6) Mr. Campbell received a sign-on bonus upon his employment of $50,000 (net of taxes).
 (7) Mr. Hiner's numbers show contractually required tax payments on income from his Pension Preservation Trust account. The Pension Preservation Trust is described on page 19.
 (8) Mr. Campbell received a payment of $33,016 for taxes on his $50,000 sign-on bonus. Mr. Vidalis received a payment of $115,985 in 1995 and $46,848 in 1996 pursuant to Owens Corning's standard tax equalization program to compensate him for excess taxes payable as a result of a prior foreign assignment.
 (9) Of Mr. Hiner's numbers, $59,496, $67,821, and $46,876 were the present values (based upon the Applicable Federal Rate from date of payment to earliest date of repayment to Owens Corning) of split-dollar life insurance premiums paid by Owens Corning which were invested on his behalf in 1994, 1995 and 1996, respectively. Mr. Hiner reimburses Owens Corning for the portion of the premium which represents term life cost.
     Of Mr. Devonshire's numbers, $3,246, $3,592 and $2,593 were the present values of split-dollar life insurance premiums paid by Owens Corning in 1994, 1995 and 1996, respectively. Mr. Devonshire also reimburses Owens Corning for the portion of the premium representing term life cost.
(10) Messrs. Hiner, Dana, Devonshire, Campbell and Vidalis had $5,644, $5,775, $5,775, $3,383 and $5,775, respectively, of contributions made to their accounts by Owens Corning in the Company's Savings and Profit Sharing
     Plan in 1996; contributions of $7,500, $7,500, $7,500, $2,292, and $7,500 in 1995; and contributions of $6,645, $6,750, $6,750, $0, and $7,500 in
     1994.

                              OPTION GRANT TABLE

  The following table contains information about stock options granted in 1996 to the Named Executive Officers. No stock appreciation rights (SARs) were granted in 1996.

                           Option/SAR Grants in 1996

                                                                   POTENTIAL REALIZABLE VALUE AT
                                                                   ASSUMED ANNUAL RATES OF STOCK
                                                                   PRICE APPRECIATION FOR OPTION
                        INDIVIDUAL GRANTS                                     TERM(3)
------------------------------------------------------------------ -----------------------------
                                     PERCENT
                                    OF TOTAL
                         NUMBER OF  OPTIONS/
                         SECURITIES   SARS
                         UNDERLYING  GRANTED
                          OPTIONS/     TO     EXERCISE
                            SARS    EMPLOYEES  OR BASE
                          GRANTED   IN FISCAL   PRICE   EXPIRATION
          NAME              (#)       YEAR    ($/SH)(1)  DATE(2)       5% ($)        10% ($)
          ----           ---------- --------- --------- ---------- -------------- --------------
Glen H. Hiner...........   45,000     4.06%    $44.25   Jan. 2006  $    1,254,488 $    3,166,088
Charles H. Dana.........   15,000     1.35%    $44.25   Jan. 2006  $      418,162 $    1,055,362
David W. Devonshire.....   15,000     1.35%    $44.25   Jan. 2006  $      418,162 $    1,055,362
Christian L. Campbell...   12,000     1.08%    $44.25   Jan. 2006  $      334,530 $      844,290
Efthimios O. Vidalis....   15,000     1.35%    $44.25   Jan. 2006  $      418,162 $    1,055,362
All Stockholders........    N/A        N/A       N/A       N/A     $1,436,129,429 $3,905,947,129

--------
(1) The exercise price (the price that the Named Executive Officer must pay to purchase each share of Owens Corning common stock that is subject to option) is equal to the fair market value of the stock on the date of grant of the option. All options shown were granted on January 30, 1996.
(2) Options become exercisable ratably over three years from the grant date, and expire 10 years from grant. Vesting accelerates in the event of death, disability, retirement, involuntary termination due to job elimination, and in certain other events at the discretion of the Compensation Committee.
(3) The potential realizable value shown for the Named Executive Officers is net of the option exercise price; the value for "All Stockholders" is calculated based on an assumed 10 year option term commencing January 30, 1996, and is net of the common stock closing price and actual shares outstanding on that date. The dollar gains under these columns result from calculations assuming 5% and 10% growth rates in stock price as prescribed by the Securities and Exchange Commission, and are not intended to forecast future price appreciation of Owens Corning common stock. The gains reflect a future value based upon growth at these prescribed rates. It is important to note that options have value to the Named Executive Officers and to other option recipients only if the stock price advances beyond the grant date price shown in the Table during the effective option period.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

  The following table contains information about the options for Owens Corning common stock that were exercised in 1996 by the Named Executive Officers, and the aggregate values of these officers' unexercised options at the end of 1996. None of the Named Executive Officers held stock appreciation rights
(SARs) at December 31, 1996.

    Aggregated Option/SAR Exercises in 1996, and 12/31/96 Option/SAR Values

                                                        NUMBER OF
                                                        SECURITIES
                                                        UNDERLYING        VALUE OF
                                                       UNEXERCISED    UNEXERCISED IN-
                                                       OPTIONS/SARS      THE-MONEY
                                                            AT        OPTIONS/SARS AT
                                                       12/31/96 (#)   12/31/96 ($)(1)

                         SHARES ACQUIRED    VALUE      EXERCISABLE/     EXERCISABLE/
    NAME                 ON EXERCISE (#) REALIZED ($) UNEXERCISABLE    UNEXERCISABLE
    ----                 --------------- ------------ -------------- ------------------
Glen H. Hiner...........       -0-           -0-      184,994/56,672 $2,176,947/380,045
Charles H. Dana.........       -0-           -0-       93,998/20,002 $1,132,399/138,351
David W. Devonshire.....       -0-           -0-       36,998/20,002 $  193,274/138,351
Christian L. Campbell...       -0-           -0-       10,833/21,667 $   85,519/171,043
Efthimios O. Vidalis....       -0-           -0-       27,399/13,334 $  223,942/ 86,257

--------

(1) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of Owens Corning common stock on December 31, 1996 ($42.625 per share, as reported in the New York Stock Exchange Composite Transactions as published in The Wall Street Journal) and the option exercise price.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

  The following table sets forth the awards made to each of the Named Executive Officers in 1996 under the Owens Corning Long-Term Performance Incentive Plan, which is a component of the Company's Stock Performance Incentive Plan.

                   Long-Term Incentive Plans-Awards in 1996

                                            PERFORMANCE ESTIMATED FUTURE PAYOUTS
                                NUMBER OF    OR OTHER       UNDER NON-STOCK
                                 SHARES,      PERIOD       PRICE-BASED PLANS
                                 UNITS OR      UNTIL    ------------------------
                               OTHER RIGHTS MATURATION  THRESHOLD TARGET MAXIMUM
    NAME                          (#)(1)     OR PAYOUT     (#)     (#)     (#)
    ----                       ------------ ----------- --------- ------ -------
Glen H. Hiner.................    17,000      3 Years     8,500   17,000 25,500
Charles H. Dana...............     4,000      3 Years     2,000    4,000  6,000
David W. Devonshire...........     4,000      3 Years     2,000    4,000  6,000
Christian L. Campbell.........     3,500      3 Years     1,750    3,500  5,250
Efthimios O. Vidalis..........     4,000      3 Years     2,000    4,000  6,000

--------
(1) Each award shown represents the opportunity to earn the cash value of the number of shares of Owens Corning common stock shown in the "maximum" column of the table if certain "maximum" performance goals established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event these "maximum" performance goals are not attained, then the Named Executive Officers may earn the cash value of the number of shares shown in the "target" column if certain lower, "target" levels of performance are attained, or the cash value of the number of shares shown in the "threshold" column if certain lower, "threshold" levels of performance are attained. Participants will earn the cash value of intermediate numbers of shares for performance between the maximum and target levels, or between the target and threshold levels. The aggregate performance goal that applies to each award is based one-third on average return on net assets ("RONA"), one-third on average annual earning per share ("EPS") growth, and one-third on average annual sales growth. However, the portion of the award that is based on sales growth will not be earned unless the minimum RONA goal is also achieved. Payments will be made after the close of the performance period, when the Committee determines the extent to which the performance goals have been attained, and will be based on the market value of Owens Corning common stock at that time. The performance period ends on December 31, 1998. If employment terminates during the performance period by death or disability, a prorated award will be paid after the performance period, based on the level of performance attained. If employment terminates during the performance period by reason of retirement, the Compensation Committee may, in its discretion, approve a prorated award as described in the previous sentence. If a Change of Control (as defined in the amended Stock Performance Incentive Plan) occurs during the performance period, the maximum award may be paid. In the case of Mr. Hiner, no portion of the award will be earned unless the threshold level of RONA or EPS growth is attained (except in the event of death, disability or a Change of Control). Executive officers other than Mr. Hiner will earn any portion of their target award which is not earned during the performance period seven years after the end of the performance period, if their employment continues until that time, in which case payment will be based on the market value of Owens Corning common stock at that time.

RETIREMENT BENEFITS

  Effective January 1, 1996, Owens Corning maintains a tax-qualified Cash Balance Plan covering its salaried and certain of its hourly employees in the United States, including each of the Named Executive Officers, in lieu of its prior qualified Salaried Employees' Retirement Plan ("SERP"), which provided retirement benefits primarily on the basis of age at retirement, years of service and average earnings from the highest three consecutive years of service. In addition, Owens Corning has a non-qualified Executive Supplemental Benefit Plan ("ESBP") to pay eligible employees the difference between the maximum benefits payable under the Company's tax-qualified retirement plan and those benefits which would have been payable except for limitations imposed by the Internal Revenue Code. Messrs. Hiner, Dana and Vidalis were eligible to receive benefits under both the Cash Balance Plan and ESBP as of December 31, 1996.

  CASH BALANCE PLAN--Under the Cash Balance Plan, each covered employee's earned retirement benefit under the SERP (including ESBP) was converted to an opening cash balance. Each year, Owens Corning credits to each covered employee's account 2% of such employee's covered pay up to 50% of the Social Security Taxable Wage Base and 4% of covered pay in excess of such wage base. For this purpose, covered pay includes base pay, overtime pay, other wage premium pay and annual incentive bonuses payable during the year. Cash Balance Plan accounts earn monthly interest based on the average interest rate for five-year U.S. treasury securities. Employees may receive their account balance as a lump sum or as a monthly payment when they leave the company.

  For employees who were at least age 40 with 10 years of service as of December 31, 1995 ("Grandfathered Employees"), including Messrs. Dana and Vidalis, the credit percentages applied to covered pay are increased pursuant to a formula based on age and years of service on such date. In addition, Grandfathered Employees are guaranteed that, through the year 2000, they will earn at least as much under the Cash Balance Plan as they would have earned under the SERP (in each case including ESBP).

  The estimated annual annuity amounts payable to the Named Executive Officers at age 65 under the Cash Balance Plan (including ESBP) are: Mr. Hiner, $111,684; Mr. Dana, $387,924; Mr. Devonshire, $68,796; Mr. Campbell, $75,216;
and Mr. Vidalis, $240,744. These amounts assume continued employment and current levels of covered pay through age 65, and are based on estimated interest rates and, in the case of Messrs. Dana and Vidalis, take into account the special rules applicable to Grandfathered Employees.

  OTHER ARRANGEMENTS--Mr. Hiner's Employment Agreement calls for him to receive a pension which will, together with amounts payable under his prior employer's pension plan, any qualified defined benefit plan maintained by Owens Corning, and Social Security, total 60% of his "average annual compensation" (the pension he would have obtained had he remained with his prior employer until retirement). His "average annual compensation" is one third of his highest 36 months of compensation from Owens Corning or his prior employer.

  Owens Corning has agreed to provide Mr. Devonshire a supplemental pension providing a benefit, under the existing pension plan formula, determined as if he had earned two years of service for each year employed after age 53. Mr. Devonshire is now 51.

  In 1992, Owens Corning established a Pension Preservation Trust for amounts payable under the ESBP as well as under the individual pension arrangements described above. The Compensation Committee determines (except with respect to Mr. Hiner, where payments are contractually determined) the amounts to be paid with respect to the Pension Preservation Trust, which are a portion of benefits earned under the ESBP and the pension agreements described above. No payments were made to the Trust on behalf of the Named Executive Officers in 1996. Income from the Trust is distributed annually to participants, which reduces the pension otherwise payable at retirement.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  Mr. Hiner is employed under an agreement which has a renewing term of three years, ending when he reaches age 65. Under his employment agreement, Mr. Hiner would receive a lump sum termination payment equal to 330% of his base salary if he were to be terminated by Owens Corning without "cause," or if he should terminate his employment for "good reason," as defined by the terms of Mr. Hiner's employment agreement. Under his agreement, Mr. Hiner received an initial annual salary of $700,000, with an annual review. Any higher salary approved may not be decreased in a later year. Mr. Hiner is also to receive a contractual bonus of up to 130% of base pay based upon mutually agreed entry, target and maximum company performance objectives. For 1996, these performance objectives were the same as those applicable to the Company's other executive officers under the Corporate Incentive Plan.

  Owens Corning also has entered into severance arrangements with each of the other Named Executive Officers. These agreements provide for the payment of an amount equal to two times base salary plus annual incentive bonuses (based on an average of the three previous years' annual incentive payments or the average of the three previous years' annual incentive targets, whichever is greater), and a payment equal to the additional lump sum pension payment that would have been made had the Named Executive Officer been three years older, with three additional years of service at the time of employment termination. The base salaries as of December 31, 1996 are as follows: Mr. Hiner $900,000, Mr. Dana $340,000, Mr. Devonshire $320,000, Mr. Campbell $295,000, and Mr. Vidalis $265,000.

PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the total return on Owens Corning's common stock be compared with the S&P 500 Stock Index and a peer group, which is illustrated in the following graph. The stock price performance shown on the graph is not necessarily indicative of future stock price performance.

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   AMONG OWENS CORNING, S&P 500 INDEX AND DOW JONES BUILDING MATERIALS INDEX

                                                            DOW JONES
Measurement Period                             S&P          BUILDING
(Fiscal Year Covered)        OWENS CORNING     500 INDEX    MATERIALS INDEX
-------------------          -------------     ---------    ---------------
Measurement Pt-
12/31/91                     $100              $100         $100
FYE 12/31/92                 $161              $108         $127
FYE 12/31/93                 $198              $118         $156
FYE 12/31/94                 $142              $120         $125
FYE 12/31/95                 $201              $165         $170
FYE 12/31/96                 $191              $203         $203

PROPOSAL 2. APPROVAL OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE MAXIMUM SIZE OF THE BOARD OF DIRECTORS TO FOURTEEN PERSONS

  Article ELEVENTH, Section (b), of Owens Corning's Certificate of Incorporation currently provides that the Board of Directors shall consist of not less than nine nor more than twelve persons, as fixed from time to time by resolution of the Board. Pursuant to such resolution, the size of the Board is currently fixed at the maximum twelve directors.

  The Board of Directors has approved an amendment to existing Article ELEVENTH, Section (b), to increase the maximum size of the Board to fourteen persons and has directed that such amendment be considered at the Annual Meeting. The amendment is set forth in Exhibit A to this Proxy Statement. The only change from the current Certificate of Incorporation is that the word "fourteen" has been substituted for the word "twelve" in the first sentence of Section (b) of Article ELEVENTH. If Proposal 2 is approved by stockholders, the amendment will become effective upon the filing and recording of a certificate thereof in the State of Delaware. If the amendment is not approved, the maximum size of the Board of Directors will remain at twelve persons.

  The Board of Directors believes that the proposed amendment is advisable and in the best interests of the stockholders because it will give Owens Corning the flexibility to add additional qualified directors as it pursues its global growth agenda.

  Pursuant to the Certificate of Incorporation, the proposed amendment will be approved if it receives the affirmative vote of the holders of at least 66 2/3% of the common shares entitled to vote generally in the election of directors. If the stockholders approve Proposal 2, it is the Board's intention, following effectiveness of the amendment, to increase the size of the Board to thirteen persons and to fill the new directorship thus created by appointment (see "Proposed Increase in Board Size and Appointment of Additional Director" on page 6 above).

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

PROPOSAL 3. APPROVAL OF AMENDMENTS TO 1987 STOCK PLAN FOR DIRECTORS

BACKGROUND

  The 1987 Stock Plan for Directors ("DSP") was adopted by the Board of Directors on August 10, 1987, and approved by stockholders on April 21, 1988. The DSP, as so approved, had an initial term of five years ending on August 20, 1992. The DSP was subsequently amended by the Board of Directors, including to extend its term for an additional five-year period ending on August 20, 1997, and this amendment was approved by stockholders on April 16, 1992. Of the 300,000 shares of Owens Corning common stock originally authorized under the DSP, approximately 60,000 shares remain available for grants as of March 1, 1997.

  Owens Corning believes that the DSP has been successful in helping it attract and retain non-employee directors of the highest caliber, and reinforce the mutuality of interests between directors and stockholders. The Board of Directors, therefore, has adopted amendments to the DSP which, among other things, extend its term through August 20, 2007, and increase the number of shares of common stock reserved and available for grants under the DSP by 300,000 shares. These changes are subject to approval by stockholders at the Annual Meeting.

SUMMARY OF THE DSP

  As approved in 1992 (and as currently in effect), the DSP applies to each director who is not an employee of Owens Corning or any of its subsidiaries. The DSP provides for two types of grants to each eligible director: (1) a one-time non-recurring grant on the date the director becomes a member of the Board of Directors of non-transferable options to acquire 10,000 shares of Owens Corning common stock at a per share exercise price of 100% of the value of a share of common stock on the date of grant ("Initial Grant"), and (2) an annual grant of 500 shares of common stock on the fourth Friday in April. Initial Grants become exercisable in equal installments over five years from date of grant, subject to acceleration in certain events, and generally expire ten years from date of grant. No grant may be made under the DSP on or after the date its term expires, and a director may not receive an Annual Grant in the same calendar year such director receives an Initial Grant. A director entitled to receive an Annual Grant may elect to defer receipt of such grant until termination of membership on the Board of Directors. Dividend equivalent payments are payable on any deferred Annual Grant shares, which payments will automatically be invested in additional deferred shares of common stock payable at the same time as the shares initially deferred.

  The Board of Directors may amend, alter or discontinue the DSP at any time but no amendment, alteration or discontinuation may be made which would impair the rights of any eligible director under any options then outstanding under the DSP without such director's consent. The Board of Directors may not, without the prior approval of the stockholders, make any amendment which would in any way change the class of individuals eligible to participate in the DSP, extend the maximum option period or the duration of the DSP, increase the total number of reserved shares, decrease any option price to less than 100 percent of the fair market value of a share of common stock on the date of the granting of the option or otherwise materially increase any benefit or award for any eligible director.

SUMMARY OF PROPOSED DSP AMENDMENT

  On February 6, 1997, the Board of Directors amended the DSP ("DSP Amendment"), subject to approval of stockholders at the Annual Meeting. The principal effect of the DSP Amendment is to extend the term of the DSP through August 20, 2007, and to increase the number of shares of Owens Corning common stock reserved and available for grants under the DSP by 300,000 shares. No changes are proposed with respect to the amount and timing of grants under the DSP. The foregoing summary of the DSP and the DSP Amendment is qualified in its entirety by reference to the DSP as amended and restated, which is attached to this Proxy Statement as Exhibit B.

  The Board of Directors recommends that stockholders approve the DSP Amendment, which is the subject of this Proposal 3. If Proposal 3 is not approved by the company's stockholders, the DSP will continue as previously in effect, subject to such changes, not requiring stockholder approval, as may be made by the Board of Directors. Accordingly, absent approval by stockholders, no additional grants would be made under the DSP after August 20, 1997.

  Proposal 3 will be approved if it receives the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting.

INTERESTS OF NOMINEES AND CURRENT DIRECTORS IN DSP

  Each of Owens Corning's current directors except Mr. Hiner (who is an employee of the company) is an eligible director under the DSP ("Participating Director"). Each Participating Director (including each nominee for director) has previously received an Initial Grant of options to purchase 10,000 shares of common stock. The exercise prices for such Initial Grants to the Participating Directors are: Mr. Blake, $29.875; Mr. Coleman, $37.25; Mr. Colville, $35.25; Mr. Dasburg, $39.625; Mr.Hilliard, $26.875; Sir Holdsworth, $34.625; Mr. Huntsman, $46.50; Ms. Iverson, $39.625; Mr. Lewis, $39.875; Mr.
Moseley, $25.625; and Dr. Reynolds, $45.00.

  If the DSP Amendment is approved at the Annual Meeting, each Participating Director will receive an Annual Grant of 500 shares of Owens Corning common stock on the fourth Friday in April in the years 1998 through 2007 provided he or she is then a director. As of March 3, 1997, the closing sale price for shares of Owens Corning common stock, as reported in the New York Stock Exchange Composite Transactions as published in The Wall Street Journal, was $42 per share.

1996 AWARDS TO DIRECTORS

  In 1996, Mr. Dasburg, Ms. Iverson and Mr. Coleman each received their Initial Grant of options to purchase 10,000 shares of common stock at the exercise prices described above. Messrs. Blake, Colville, Hilliard, Huntsman, Lewis, and Moseley, Sir Holdsworth and Dr. Reynolds each received an Annual Grant of 500 shares valued at $19,875 on the date of grant.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of the principal United States Federal income tax consequences of the grant and exercise of DSP options under the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

  If a DSP option is exercised, the optionee, estate or beneficiary will generally recognize ordinary income at the date of exercise equal to the excess of the fair market value on such date of the shares of common stock acquired over the exercise price paid for such shares, and any capital gain
(loss) upon disposition of such shares will be measured against the exercise price paid for such shares plus the amount of income realized, with the capital gain holding period for such shares commencing on the date of exercise.

  If a DSP option is exercised and payment is made to the company in shares of common stock, no income is recognized with respect to the same number of shares of common stock received as are used to exercise the DSP option ("Replacement Shares"). The person exercising such option will realize ordinary income with respect to any additional shares of common stock received ("Excess Shares") in an amount equal to the fair market value of such Excess Shares, which is taxed in accordance with the rules described in the preceding paragraph. For purposes of any subsequent disposition, such person's basis in the Replacement Shares will equal the basis in the shares of common stock used to pay for exercise of the DSP option and such person's basis in the Excess Shares will equal the amount included in income with respect to the receipt of such Excess Shares. The holding period with respect to the Replacement Shares will relate back to the date the shares used to pay for exercise of the DSP option were acquired, but the holding period related to the Excess Shares only begins on the date income is recognized with respect to such exercise.

  The amount of ordinary income, if any, realized with respect to a DSP option is not subject to Federal income and employment tax withholding.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 3.

PROPOSAL 4. APPROVAL OF THE ACTION OF THE BOARD OF DIRECTORS IN SELECTING ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors upon the recommendation of the Audit Committee has selected the firm of Arthur Andersen LLP as independent public accountants for Owens Corning for the year 1997. That firm has acted as independent public accountants for Owens Corning since 1938. If the stockholders do not approve this selection, the Board of Directors will select and employ some other firm of well-known independent public accountants for 1997.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to stockholders' questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 4.

OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned above. However, if other matters come before the meeting, it is intended that the holders of the proxies will vote on them in their discretion.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  In order to be considered for inclusion in Owens Corning's proxy statement and form of proxy relating to the 1998 annual meeting of stockholders, a stockholder proposal must be received by the Secretary of Owens Corning at Owens Corning World Headquarters, Toledo, Ohio 43659 on or before November 20, 1997. The Corporate Governance Committee will consider nominees for the Board recommended by stockholders. Any stockholder desiring to recommend a nominee should write to the Secretary of Owens Corning at the address shown above.

ANNUAL REPORT

  An annual report including financial statements for the year ended December 31, 1996 has been mailed to all stockholders of record as of February 19, 1997, the Record Date for the Annual Meeting.

FORM 10-K REPORT

  OWENS CORNING WILL PROVIDE WITHOUT CHARGE TO ANY PERSON WHO WAS A BENEFICIAL OWNER OF COMMON STOCK ON FEBRUARY 19, 1997 A COPY OF OWENS CORNING'S ANNUAL REPORT ON FORM 10-K FOR 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE ADDRESSED TO CUSTOMER SERVICE, OWENS CORNING, DOCUMENT CENTER 3, 801 WASHINGTON, TOLEDO, OHIO 43624-1905.

SOLICITATION OF PROXIES

  Proxies will be solicited on behalf of the Board of Directors by mail, telephone, or in person. Solicitation costs will be paid by Owens Corning. Copies of proxy material and of the 1996 Annual Report will be supplied to banks, brokerage houses and other custodians, nominees and fiduciaries for the purpose of soliciting proxies from beneficial owners. Owens Corning will reimburse such parties for their reasonable expenses in this effort.

  Owens Corning has employed Georgeson & Co., Inc. to assist in soliciting proxies at a fee of $15,000, plus distribution costs and other expenses.

VOTING PROCEDURES

  The holders of a majority of shares entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to constitute a quorum. All shares represented by duly executed proxies will be voted for the election of the nominees named in Proposal 1 as directors unless authority to vote for the proposed slate of directors or any individual director has been withheld. If for any unforeseen reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Board of Directors. With respect to Proposals 2 through 4, all such shares will be voted for or against, or abstained from voting, as specified on each proxy. If no choice is indicated, a proxy will be voted for each such proposal. Broker non-votes will have the effect of a vote against with respect to Proposal 2 but will have no effect on the outcome of the other Proposals. Abstentions will have no effect on Proposals 1 and 4 but will have the same effect as votes against with respect to Proposals 2 and 3.

VOTING SECURITIES

  Stockholders of record at the close of business on February 19, 1997 will be eligible to vote at the Annual Meeting. The voting securities of Owens Corning consist of its $0.10 par value common stock, of which 52,769,579 shares were outstanding on the Record Date. Each share outstanding on the Record Date will be entitled to one vote.

                                                                      EXHIBIT A

                               AMENDMENT TO THE
                         CERTIFICATE OF INCORPORATION

  The first paragraph of Section (b) of Article ELEVENTH of the Company's Certificate of Incorporation is amended to read as follows:

    (b) The business and affairs of the Corporation shall be managed by a Board of Directors consisting of not less than nine nor more than fourteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors; and such exact number shall be eleven unless otherwise determined by resolution so adopted by a majority of the entire Board of Directors. As used in this Certificate of Incorporation, the term "entire Board of Directors" means the total authorized number of directors which the Corporation would have if there were no vacancies.

                                                                      EXHIBIT B

                  OWENS CORNING 1987 STOCK PLAN FOR DIRECTORS
             (AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 6, 1997)

SECTION 1. GENERAL PURPOSE OF PLAN; DEFINITIONS.

  The name of this plan is the Owens Corning 1987 Stock Plan for Directors (the "Plan"). The purpose of the Plan is to enable Owens Corning (the "Company") (i) to retain and attract Directors of the highest caliber, (ii) to reinforce the mutuality of interests between Directors and the stockholders of the Company, and (iii) to enable Directors to participate in the long-term success and growth of the Company.

  For purposes of the Plan, the following terms shall be defined as set forth below:

    a. "Annual Award" means an award of 500 shares of Stock free of any restrictions thereon and without any cash payment therefor, other than an amount equal to the par value of such shares of Stock.

    b. "Board" means the Board of Directors of the Company.

    c. "Cause" means a felony conviction of a participant or the failure of a participant to contest prosecution for a felony.

    d. "Change of Control" means the happening of any of the following:

    (i) when any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or a Subsidiary or any employee benefit plan (including its trustee) of either the Company or a Subsidiary) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities; or

    (ii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, or by merger, or otherwise.

    e. "Change of Control Price" means the highest price per share of Stock paid in any transaction reported on the New York Stock Exchange Composite Tape at any time during the sixty day period immediately preceding such Change of Control or, if higher, the highest price per share of Stock paid or offered in connection with such Change of Control.

    f. "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

    g. "Company" means Owens Corning, a corporation organized under the laws of the State of Delaware (or any successor corporation).

    h. "Director" means any member of the Board who, on the date in question, is not an employee of the Company or a Subsidiary.

    i. "Disability" means long-term disability as determined under rules and procedures similar to those that apply to Company employees under the Company's long term disability programs or policies.

    j. "Early Retirement" means retirement from active service as a member of the Board on or after age 65 but before 70.

    k. "Fair Market Value" means, as of any given date, the closing sale price of the Stock on such date on the New York Stock Exchange Composite Tape.

    l. "Normal Retirement" means retirement from active service as a member of the Board on or after the Director's 70th birthday.

    m. "Option" means a "non-qualified" option to purchase 10,000 shares of Stock, priced at Fair Market Value on the date of grant.

    n. "Plan" means the 1987 Stock Plan for Directors, as may be amended from time to time.

    o. "Stock" means the Common Stock, $0.10 par value, of the Company.

    p. "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

SECTION 2. ADMINISTRATION.

  The Plan shall, to the extent possible, be self-effectuating. To the extent necessary, the Company shall administer the Plan and shall interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto).

SECTION 3. STOCK SUBJECT TO PLAN.

  The total number of shares of Stock reserved and available for distribution under the Plan shall be 300,000. Effective as of April 17, 1997, this number shall be increased to 600,000. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

  If any shares that have been optioned cease to be subject to option, such shares shall again be available for distribution in connection with future awards under the Plan.

  In the event of any merger, reorganization, consolidation, recapitalization, stock split or dividend, or other change in corporate structure affecting the Stock, the aggregate number of shares reserved for issuance under the Plan under this Section 3, the grant levels specified for Options and Annual Awards, and the number and option price of shares subject to outstanding Options previously granted under the Plan shall be adjusted appropriately, provided that the number of shares subject to any award shall always be a whole number.

SECTION 4. ELIGIBILITY.

  Only Directors shall be granted Options and Annual Awards under the Plan.

SECTION 5. OPTION TERMS.

  Options shall be granted under the Plan as follows, subject to the terms and conditions set forth below:

    a. Grant Level and Option Price. Subject to stockholder ratification of the Plan and grants made hereunder in accordance with Section 9, each person who is a Director on August 20, 1987 shall receive an Option on such date. During the term of the Plan, each other person who is not an employee on the date he becomes a member of the Board, shall receive an Option on the date his services as a Director commence (or recommence, as the case may be).

    b. Option Term. The term of each Option shall be ten years from the date such Option is granted.

    c. Exercisability. An Option granted to a Director shall become exercisable on a cumulative basis in 20% installments on the first, second, third, fourth and fifth anniversaries of the date of such grant, subject to the acceleration provisions of this Section 5.

    d. Method of Exercise. If and to the extent exercisable under this
  Section 5, Options may be exercised in whole or in part at any time during the option period, subject to paragraphs (f), (g), (h), (i) and (j) of this
  Section 5, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price either in cash or by check (including a personal check). Payment in full or in part may also be made in the form of unrestricted Stock already owned. An optionee shall generally have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 8(a). The minimum number of shares that may be purchased at any one time in connection with any Option exercise under this Plan is 100 shares.

    e. Non-Transferability of Options. No Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all Options shall be exercisable, during the optionee's lifetime, only by the optionee.

    f. Termination by Death. If an optionee's services as a member of the Board terminate by reason of death, any Option held by such optionee may thereafter be exercised in full by the legal representative of the estate or by the legatee under the will of the optionee, for a period of one year from the date of such death or until the expiration of the stated term of any such Option, whichever period is shorter.

    g. Termination by Reason of Disability or Normal Retirement. If an optionee's services as a member of the Board terminate by reason of Disability or Normal Retirement, any Option held by such optionee shall be immediately exercisable in full for three years from the date of such termination in the case of a Disability termination and five years from the date of such termination in the case of Retirement or, in each case, until the expiration of the stated term of such Option, whichever period is shorter; provided, however, that if the optionee dies within such three-year or five-year period, any unexercised Option held by such optionee shall thereafter be exercisable by the legal representative of the estate or by the legatee under the will of the optionee for a period of one year from the date of such death or for the stated term of such Option, whichever period is shorter.

    h. Termination by Reason of Early Retirement. If an optionee's services as a member of the Board terminate by reason of Early Retirement, one-half of the portion of such optionee's Option which is not exercisable by reason of the limitations in Section 5(c) above as of the date of such termination shall become immediately exercisable. Any Option held by such optionee which is exercisable at such termination (including any portion which is exercisable solely by reason of the preceding sentence) shall be exercisable for five years from the date of such termination or the expiration of the stated term of such Option, whichever period is shorter; provided, however, that if the optionee dies within such five year period, any unexercised Option which could have been exercised by such optionee at the time of such optionee's death shall thereafter be exercisable by the legal representative of the optionee's estate or by the legatee under the will of the optionee for a period of one year from the date of such death or for the stated term of such Option, whichever period is shorter. To the extent that a portion of an optionee's Initial Grant is not and does not become exercisable at the time such optionee's services as a member of the Board terminate by reason of Early Retirement, such Option shall terminate at the date of such termination.

    i. Other Termination. If an optionee's services as a member of the Board terminate for any reason other than an event described in paragraphs (f),
  (g) and (h), any portion of any Option which is not then exercisable shall terminate and any portion of such Option which is exercisable may be exercised for the lesser of one year from the date of such termination or the balance of such Option's term. Notwithstanding the foregoing, if the optionee's services as a member of the Board are terminated for Cause, such optionee's Options shall terminate, regardless of whether then exercisable, on the date of such termination.

    j. Change of Control. Upon the occurrence of a Change of Control, each outstanding Option shall become fully exercisable and, except as provided in the next sentence, shall be cancelled in exchange for payment in cash of an amount equal to the product of (1) the number of shares of Stock subject to such Option and (2) the amount by which the Change of Control Price exceeds the exercise price of such Stock Option. Notwithstanding the foregoing, the cash out provisions (but not the acceleration provisions) of this subparagraph (j) shall be rendered without effect with respect to any optionee if in the opinion of counsel to the Company such optionee would incur a liability to the Company under Section 16(b) of the Securities Exchange Act of 1934 were such cash out provisions to apply to such optionee.

SECTION 6. ANNUAL AWARDS.

  (a) Subject to stockholder ratification of the Plan in accordance with
Section 9, on the fourth Friday in April in each calendar year during the term of the Plan, each person who is a Director on such date shall receive an Annual Award, provided that no Director shall receive an Annual Award in the same calendar year as such Director receives the grant of an Option. The shares of Stock subject to an Annual Award shall be immediately vested.

  (b) A Director may elect to defer receipt of any Annual Award until termination of such Director's membership on the Board, provided that such election is made at least 6 months prior to the date on which such Annual Award will be granted. A Director shall be entitled to receive dividend equivalents on shares of Stock the receipt of which is deferred pursuant to the preceding sentence and such dividend equivalents shall automatically be invested in additional deferred shares of Stock payable at the same time as the shares initially deferred.

SECTION 7. AMENDMENTS AND TERMINATION.

  The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee under an Option or Annual Award theretofore granted, without the participant's consent, or which, without the approval of the stockholders, would:

  (a) except as expressly provided in this Plan, increase the total number of shares reserved for the purpose of the Plan;

  (b) except as provided in Section 3 hereof, decrease the option price of any Option to less than 100% of the Fair Market Value on the date of the granting of the option;

  (c) change the class of Directors eligible to participate in the Plan;

  (d) extend the maximum option period under paragraph (b) of Section 5 of the Plan; or

  (e) otherwise materially increase any benefit or award for a Director.

SECTION 8. GENERAL PROVISIONS.

  (a) The Company may require each person acquiring Stock to represent to and agree with the Company in writing that such person is acquiring the Stock without a view to distribution thereof. The certificates for any shares of Stock acquired under the Plan may include any legend which the Company deems appropriate to reflect any restrictions on transfer.

  All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

  (b) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any Director any right to continue to be a Director.

  (c) No member of the Board, nor any officer or employee of the Company acting on behalf of the Board or the Company, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 9. EFFECTIVE DATE OF PLAN.

  The Plan, as amended on January 28, 1988, was effective on August 20, 1987, after ratification of the Plan by a majority vote of the Company's stockholders. The Plan, as amended and restated November 21, 1991, was effective on April 16, 1992, after ratification thereof by a majority vote of the Company's stockholders. The Amendment of February 6, 1997 extending the term of the Plan, and increasing the number of shares of Stock reserved and available for distribution hereunder, shall be effective upon ratification of the Amendment by the Company's stockholders at the 1997 annual meeting of stockholders.

SECTION 10. TERM OF PLAN.

  No Option or Annual Award shall be granted pursuant to the Plan on or after August 20, 2007 but awards granted may extend beyond that date.

[LOGO]

OWENS CORNING WORLD HEADQUARTERS
One Owens Corning Parkway
TOLEDO, OHIO 43659

-------------------------------------------------------------------------------



                           s FOLD AND DETACH HERE s
PROXY

  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, APRIL 17, 1997

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 OWENS CORNING

  The undersigned stockholder(s) of Owens Corning hereby appoints GLEN H. HIN-ER, W. WALKER LEWIS and FURMAN C. MOSELEY, JR., and each of them, with full power of substitution and revocation (the action of a majority of them or their substitutes present and acting, or if only one be present and acting then the action of such one, to be in any event controlling), proxies of the undersigned with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Owens Corning to be held April 17, 1997, or any adjournment thereof, hereby revoking any other proxy heretofore given.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN ITEM 1 AND THE PROPOSALS REFERRED TO IN ITEMS 2, 3, AND 4.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)
LOGO

-------------------------------------------------------------------------------
                                                               PROXY
                                                               Please mark
                                                               your votes as
                                                               indicated in
                                                               this example [X]


Item 1-Election of the following nominees as Directors: Norman P. Blake, Jr., Leonard S. Coleman, Jr., Jon M. Huntsman, Jr., W. Ann Reynolds.
FOR [_]  WITHHELD FOR ALL [_]

WITHHELD FOR: (Write that nominee's name in the space provided below).

--------------------------------------------------------------------------------

Item 2-Proposal to approve amendment of the Certificate of Incorporation to increase the maximum size of the Board of Directors to fourteen persons. FOR [_] AGAINST [_] ABSTAIN [_]

Item 3-Proposal to approve amendments to the 1987 Stock Plan for Directors. FOR [_] AGAINST [_] ABSTAIN [_]

Item 4-Proposal to approve the action of the Board of Directors in selecting Arthur Andersen LLP as independent public accountants for the year 1997.
FOR [_]  AGAINST [_]  ABSTAIN  [_]

Item 5-To act in their discretion on such other matters as may come before said meeting or any adjournment thereof.

Signature(s) ________________________________________     Date ________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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